Exhibit 4.3

CHASE ISSUANCE TRUST,

Issuing Entity

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Indenture Trustee and Collateral Agent

AMENDMENT to the

SECOND AMENDED AND RESTATED

ASSET POOL ONE SUPPLEMENT

dated as of December 20, 2013

to

THIRD AMENDED AND RESTATED

INDENTURE

dated as of December 19, 2007

This AMENDMENT TO THE SECOND AMENDED AND RESTATED ASSET POOL ONE SUPPLEMENT (this “Amendment”) between, CHASE ISSUANCE TRUST, a statutory business trust created under the laws of the State of Delaware (the “Issuing Entity”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as Indenture Trustee (the “Indenture Trustee”) and Collateral Agent (the “Collateral Agent”), is made and entered into as of December 20, 2013.

RECITALS

WHEREAS, the parties hereto have heretofore executed and delivered an Asset Pool One Supplement, dated as of May 1, 2002 (as amended, supplemented or otherwise modified, the “Original Asset Pool One Supplement”);

WHEREAS, the parties hereto have heretofore executed and delivered an Amended and Restated Asset Pool One Supplement, dated as of October 15, 2004, as amended by the First Amendment thereto, dated as of May 10, 2005, the Second Amendment thereto, dated as of February 1, 2006 and the Third Amendment thereto, dated as of September 27, 2007 (as amended, supplemented or otherwise modified, the “Amended and Restated Asset Pool One Supplement”);

WHEREAS, the parties hereto have heretofore executed and delivered a Second Amended and Restated Asset Pool One Supplement, dated as of December 19, 2007 (as amended, supplemented or otherwise modified, the “Second Amended and Restated Asset Pool One Supplement”);

WHEREAS, the parties hereto desire to amend the Second Amended and Restated Asset Pool One Supplement as set forth below;

WHEREAS, Section 9.01 of the Third Amended and Restated Indenture, dated as of December 19, 2007, as amended by the Amendment thereto, dated as of July 9, 2013, and Amendment No. 2 thereto, dated as of December 20, 2013 (as amended, supplemented or otherwise modified, the “Third Amended and Restated Indenture”), by and between the Issuing Entity and Wells Fargo in its capacity as Indenture Trustee, provides that any Asset Pool Supplement may be amended upon delivery of an Issuing Entity Tax Opinion for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, any Asset Pool Supplement; provided, that (i) the Issuing Entity shall deliver to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that such amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that such amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable

Collateral Agent and (ii) each Note Rating Agency confirms in writing that such amendment will not cause a Ratings Effect;

WHEREAS, (i) an Issuing Entity Tax Opinion has been delivered, (ii) the Issuing Entity has delivered to the Indenture Trustee, the Collateral Agent and the Owner Trustee an Officer’s Certificate to the effect that the Issuing Entity reasonably believes that this Amendment will not have an Adverse Effect and is not reasonably expected to have an Adverse Effect at any time in the future and that this Amendment does not adversely affect the rights, duties, benefits, protections, privileges or immunities of the Indenture Trustee or the applicable Collateral Agent and (iii) each Note Rating Agency has confirmed in writing that such amendment will not cause a Ratings Effect; and

WHEREAS, based on the foregoing, all conditions precedent to the Amendment of the Second Amended and Restated Asset Pool One Supplement have been complied with;

NOW, THEREFORE, the parties hereto hereby are executing and delivering this Amendment in order to amend the Second Amended and Restated Asset Pool One Supplement in the manner set forth below.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Second Amended and Restated Asset Pool One Supplement, or if not defined in the Second Amended and Restated Asset Pool One Supplement, then the meanings assigned to them in the Third Amended and Restated Indenture.

1. Amendment to Subsection 2.5(b)(iii). Subsection 2.5(b)(iii) of the Second Amended and Restated Asset Pool One Supplement shall be amended by deleting the existing subsection 2.5(b)(iii) in its entirety and replacing it with the following:

“(iii) the Servicer shall represent and warrant that (x) a random selection procedure was used by the Servicer in selecting the Removed Asset Pool One Accounts and only one such removal of randomly selected Asset Pool One Accounts shall occur in the then current Monthly Period, (y) the Removed Asset Pool One Accounts arose pursuant to an affinity, private-label, agent-bank, co-branding or other arrangement with a third party that has been cancelled by such third party or has expired without renewal and which by its terms permits the third party to repurchase the Removed Asset Pool One Accounts subject to such arrangement, upon such cancellation or non-renewal and the third party has exercised such repurchase right or (z) the Removed Asset Pool One Accounts were selected using another method that will not preclude transfers from satisfying the conditions for sale accounting treatment under generally accepted accounting principles in effect for reporting periods before November 15, 2009;”

2. Amendment to Section 6.1. Section 6.1 of the Second Amended and Restated Asset Pool One Supplement shall be amended by deleting in its entirety the existing Section 6.1 and replacing it with the following:

Section 6.1 No Petition. The Collateral Agent, by entering into this Asset Pool One Supplement, each Derivative Counterparty, by designating that the obligations of the Issuing Entity pursuant to the applicable Derivative Agreement are secured by the Collateral, each Supplemental Credit Enhancement Provider or Supplemental Liquidity Provider, as applicable, by designating that the obligations of the Issuing Entity pursuant to the applicable Supplemental Credit Enhancement Agreement or Supplemental Liquidity Agreement are secured by the Collateral, and each Asset Pool One Noteholder, by accepting a Note, agrees, to the fullest extent permitted by applicable law, that it will not at any time institute against any Master Trust or the Issuing Entity, or join in any institution against any Master Trust or the Issuing Entity of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States Federal or state bankruptcy or similar law in connection with any obligations relating to the Asset Pool One Notes, the Indenture, any Derivative Agreement,

any Supplemental Credit Enhancement Agreement and any Supplemental Liquidity Agreement.

3. Amendment to Paragraph 6 of Exhibit D. Paragraph 6 of Exhibit D of the Second Amended and Restated Asset Pool One Supplement shall be amended by deleting the existing paragraph 6 of Exhibit D in its entirety and replacing it with the following:

“6. Representations and Warranties of the Servicer. No selection procedures believed by the Servicer to be materially adverse to the interests of the Asset Pool One Noteholders were utilized in selecting the Removed Asset Pool One Accounts to be removed from the Trust and (I) a random selection procedure was used by the Servicer in selecting the Removed Asset Pool One Accounts and only one such removal of randomly selected Accounts shall occur in the then current Monthly Period, (II) the Removed Asset Pool One Accounts arose pursuant to an affinity, private-label, agent-bank, co-branding or other arrangement with a third party that has been cancelled by such third party or has expired without renewal and which by its terms permits the third party to repurchase the Removed Asset Pool One Accounts subject to such arrangement, upon such cancellation or non-renewal and the third party has exercised such repurchase right or (III) the Removed Asset Pool One Accounts were selected using another method that will not preclude transfers from satisfying the conditions for sale accounting treatment under generally accepted accounting principles in effect for reporting periods before November 15, 2009.”

4. Amendment to Schedule 2-B to Exhibit D. Schedule 2-B to Exhibit D of the Second Amended and Restated Asset Pool One Supplement shall be amended by deleting the existing paragraph (a) of Schedule 2-B to Exhibit D in its entirety and replacing it with the following:

“(a) (x) a random selection procedure was used by the Servicer in selecting the Removed Asset Pool One Accounts and only one such removal of randomly selected Accounts shall occur in the then current Monthly Period, (y) the Removed Asset Pool One Accounts arose pursuant to an affinity, private-label, agent-bank, co-branding or other arrangement with a third party that has been cancelled by such third party or has expired without renewal and which by its terms permits the third party to repurchase the Removed Asset Pool One Accounts subject to such arrangement, upon such cancellation or non-renewal and the third party has exercised such repurchase right or (z) the Removed Asset Pool One Accounts were selected using another method that will not preclude transfers from satisfying the conditions for sale accounting treatment under generally accepted accounting principles in effect for reporting periods before November 15, 2009; and”

5. No Waiver. The execution and delivery of this Amendment shall not constitute a waiver of a past default under the Second Amended and Restated Asset Pool One Supplement or impair any right consequent thereon.

6. Second Amended and Restated Asset Pool One Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Second Amended and Restated Asset Pool One Supplement shall remain in full force and effect. All references to the Second Amended and Restated Asset Pool One Supplement in any other document or instrument shall be deemed to mean the Second Amended and Restated Asset Pool One Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Second Amended and Restated Asset Pool One Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Second Amended and Restated Asset Pool One Supplement to which they are parties thereto, as amended by this Amendment, as though the terms and obligations of the Second Amended and Restated Asset Pool One Supplement were set forth herein.

7. Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

8. Separability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

9. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

10. GOVERNING LAW. THIS AMENDMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

11. Effective Date. This Amendment shall become effective as of the day and year first above written.

IN WITNESS WHEREOF, the Issuing Entity and the Collateral Agent have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION, as Beneficiary and not in its individual capacity

By:	/s/David A. Penkrot
Name: David A. Penkrot Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee and Collateral Agent and not in its individual capacity

By:	/s/Cheryl Zimmerman
Name: Cheryl Zimmerman Title: Vice President

Acknowledged and Accepted:

CHASE BANK USA,

NATIONAL ASSOCIATION,

as Servicer

By:	/s/David A. Penkrot
Name: David A. Penkrot Title: Senior Vice President

CHASE ISSUANCE TRUST

AMENDMENT TO THE SECOND A&R ASSET POOL ONE SUPPLEMENT